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EDITED TRANSCRIPT

ANF.N - Q1 2025 Abercrombie & Fitch Co Earnings Call

EVENT DATE/TIME: MAY 28, 2025 / 12:30PM GMT

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CORPORATE PARTICIPANTS

Mohit Gupta *Abercrombie & Fitch Co - Investor Relations*

Fran Horowitz *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Robert Ball *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Scott Lipesky *Abercrombie & Fitch Co - Executive Vice President, Chief Operating Officer*

CONFERENCE CALL PARTICIPANTS

Dana Telsey *Telsey Advisory Group - Analyst*

Corey Tarlowe *Jefferies - Analyst*

Matthew Boss *JPMorgan - Analyst*

Paul Lejuez *Citi - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Alex Straton *Morgan Stanley - Analyst*

Mauricio Serna *UBS - Analyst*

Rick Patel *Raymond James - Analyst*

Janet Kloppenburg Joseph *JJK Research Associates Inc. - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch first quarter fiscal year 2025 earnings call. (Operator Instructions) Today's conference is being recorded. At this time, I'd like to turn the conference over to Mo Gupta. Please go ahead.

Mohit Gupta - *Abercrombie & Fitch Co - Investor Relations*

Thank you. Good morning, and welcome to our first quarter 2025 earnings call. Joining me today on the call is Fran Horowitz, Chief Executive Officer; Scott Lipesky, Chief Operating Officer; and Robert Ball, Chief Financial Officer. Earlier this morning, we issued our first quarter earnings release, which is available on our website at corporate.abercrombie.com under the Investors section. Also available on our website is an investor presentation.

Please keep in mind that we will make certain forward-looking statements on the call. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions we mentioned today. These factors and uncertainties are discussed in our reports and filings with the Securities and Exchange Commission.

In addition, we will be referring to certain non-GAAP financial measures on the call. Additional details and reconciliations of GAAP to adjusted non-GAAP financial measures are included in the release and the investor presentation issued earlier this morning. With that, I'll turn the call over to Fran.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Thanks, Mo, and thanks everyone for joining. I'm pleased to report first quarter results came in ahead of the expectations we provided in March on both the top and bottom lines. I am proud of how the team is applying our playbook to execute for our customer and our business.

As we've mentioned before, our playbook and Read & React model are an important part of the strong foundation we've built over years of transformation. This foundation allows us to manage and adapt to the environment while maintaining focus on strengthening our brands and company for the long term. We are one quarter into 2025 and our team is doing an excellent job, balancing both of these priorities.

For the first quarter, we delivered record net sales of $1.1 billion on growth of 8% to last year, above our expected range of 4% to 6%. Operating expense leverage partially offset lower growth margin and marketing investment, resulting in an operating margin of 9.3% and earnings per share of $1.59 for the quarter, both above the ranges we provided in March. We also used our strong balance sheet to return $200 million to shareholders to share repurchases, totaling 5% of shares outstanding as of the beginning of the year.

We saw net sales growth across all regions in the first quarter. The Americas grew 7% on good traffic levels in both stores and digital, building on a terrific first quarter in 2024 where we grew 23%. In EMEA we grew 12% on top of 19% growth last year. We saw continued strength in the UK and Germany, with digital demand complimenting the positive reception we've seen to the 6 stores we opened in the region last year.

In APAC, we grew 5% on top of 10% growth last year with nice comparable sales performance in China. From a brand perspective, Hollister led the way, delivering record first-quarter results with 22% net sales growth last year on top of 12% growth in the first quarter of 2024. We had strong comparable sales as well, up 23%. I am so proud of the Hollister team as they delivered the brand's 8th consecutive quarter of growth.

Both AUR and units were up in the quarter, and growth was balanced across genders and categories, with strength in fleece, jeans, and skirts. Cross-channel traffic was strong in the quarter, and we continued to ramp marketing investment year over year to support growth. We're excited about the balance we are seeing in the assortment, and we look forward to the summer season officially kicking off.

At Abercrombie brands, results fell short of expectations. We saw a 4% net sales decline against stellar 31% growth and record net sales achieved in Q1 2024. Comparable sales were down 10% versus 29% comp growth last year as we expected entering the quarter. Sales performance was primarily driven by AUR decline as we moved through winter carryover inventory. We also saw softer results in some of the spring categories that produced standout growth in Q1 last year.

We built our business to rapidly respond to customer feedback, and the team acted quickly, leveraging our agile operating model to shift inventory receipts based on summer product test reads. The brand continues to see good traffic trends. And on the store side, we continue to see productivity and surrounding digital sales growth from new stores.

We have 13 openings planned for the second quarter in some great locations, building on April's successful opening in Williamsburg, Brooklyn. I have confidence in the team and the playbook, and our goal is to deliver sequential improvement on the top line in the second quarter, putting Abercrombie brands on a path to growth later this year.

From a total company perspective, we expect to deliver year-over-year second quarter sales growth on top of a record 2024 with balanced growth across regions. As we navigate through the evolving trade environment, we remain open and agile with our inventory receipts and marketing spend to ensure we can best align our product investments with selling trends.

Our playbook was built to effectively respond to circumstances like these, just as our team successfully managed the freight and cotton spikes from a couple of years ago. Our global supply chain and sourcing teams are working hard to drive efficiency across the supply chain -- across the supply base through discussions with our sourcing partners and by making strategic geographic changes to our buys and supply footprint.

Throughout our business, we're looking for expense efficiencies while remaining on offense in key investment areas. All of this work will have clear impact, and based on our current assumptions on tariffs, we are not planning broad-based ticket increases. As we've done season after season, our goal is to deliver high quality products and align inventory and promotions with our customers value perception.

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This will give us the best opportunity to produce healthy sell-throughs, AURs, and growth margins that underpin our track record of net sales, earnings, and cash flow growth. Our playbook and model both work, and we will continue to leverage them moving forward.

Thinking further about what we've built over the years, we also have a history of capitalizing on moments like these to further strengthen the business, and we remain focused on the long term opportunity ahead. We strongly believe in the global power of our brands, and we are continuing to further their reach by investing in marketing, technology, new channel partnerships, and company owned stores.

On the store side, we expect to add around 100 new physical experiences this year in total, with additional localized products and advertising to build lasting market presence and growth. The first quarter was another example of where we set a goal and delivered on that goal.

As we move through the second quarter, we expect to add to our track record of controlling what we can control and doing what we say we're going to do. Global growth remains our highest priority for 2025. So we look at to our first quarter progress, while investing for the long term. And with that, I'll hand it over to Robert to expand more on our results and key outlook drivers.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Thanks, Fran, and good morning, everyone. Recapping the quarter, we delivered record Q1 net sales of $1.1 billion, up 8% to last year on a reported basis, above the range we provided in early March. Comparable sales for the quarter were up 4% and we did not see meaningful impact from foreign currency.

By region, net sales increased 7% in the Americas, 12% in EMEA, and 5% in APAC. On a comparable sales basis, Americas was up 4% and EMEA was up 6%, and APAC was up 2%. For EMEA and APAC, the spread between reported and comp sales was due to net store openings, third-party channels with EMEA also benefiting from foreign currency.

On the brands, Abercrombie brands net sales declined 4% with comparable sales down 10%. Consistent with our first quarter outlook, the sales decline was primarily due to lower AUR as we worked to clear seasonal carryover inventory.

Hollister Brands net sales grew 22% on comparable sales of 23% with both unit increases and AUR growth on lower promotions. Operating margin of 9.3% of sales was above the outlook range we provided in early March, delivering operating income of $102 million compared to $130 million or 12.7% of sales last year.

Lower gross margin was partially offset by around 140 basis points of operating expense leverage led by general and administrative expenses on lower payroll and incentive compensation. Consistent with expectations, marketing, which as a reminder, is fully included in selling expense was 5.3% of sales for the quarter and was the primary driver of the 110 basis points of deleverage in selling expense.

We ended the first quarter with inventory at cost up 21%. Within that, inventory units are up 6%, so we're positioned to support future growth, along with 4 percentage points from freight and inventory actions related to tariffs, with year-over-year changes in product category mix driving the remaining cost increase. The tax rate for the quarter was in line with our outlook at 25%, and net income per diluted share was above our outlook at $1.59 and compared to $2.14 last year.

Moving to the balance sheet, we exited the quarter with cash and cash equivalents of $511 million and liquidity of approximately $940 million. We also ended the quarter with marketable securities of $97 million. For the quarter, we repurchased $200 million worth of shares, consistent with our commentary from early March, ending the quarter with $1.1 billion remaining on our current share repurchase authorization.

Shifting to the outlook. Global growth remains our highest priority. On the cost side, our 2025 outlook assumes a 10% tariff on all global imports into the US as well as a 30% tariff on imports from China. For China specifically, we've worked for some time now to relocate resources of supply.

And this year's sourcing volume from China will be in the low single digits. Globally, we remain nicely diversified across 16 countries. We've been leveraging our agile playbook to build a list of mitigation strategies with our primary focus on the combination of supply chain footprint changes, vendor negotiations, and operating expense efficiencies.

For AUR specifically, we are currently assuming no AUR mitigation in our outlook as we do not anticipate broad-based ticket price increases. As always, we will pursue higher AURs through the combination of lean inventory and strong product acceptance. Net of expected mitigation efforts, the assumed tariffs carry a cost impact of around $50 million for 2025, impacting our full year operating margin outlook by 100 basis points.

For the full year, we now expect net sales growth in the range of 3% to 6% from $4.95 billion in 2024 with full-year growth expected across regions. We increased the high end of our prior outlook by flowing through our first quarter outperformance, with the second half of the year largely unchanged on net sales.

We now expect full year operating margin in the range of 12.5% to 13.5%. The reduction from our prior outlook range is primarily due to the estimated 100 basis point impact from tariffs, net of mitigation efforts, with the remainder driven by the flow-through of the Q2 operating margin outlook.

We are forecasting a tax rate around 27%. For earnings per share, we expect diluted weighted average shares of around $49 million which incorporates the anticipated impact of 2025 share repurchases. Combined with the tax rate, we expect net income per diluted share in the range of $9.50 to $10.50.

For capital allocation, we expect capital expenditures of approximately $200 million. On stores, we expect to deliver around 100 new experiences, including 60 new stores and 40 right sizes or remodels. We also expect to be net store openers with our 60 new stores outpacing around 20 anticipated closures.

At the current sales and operating margin outlook, we continue to target around $400 million in share repurchases for the year. subject to business performance, share price, and market conditions. For the second quarter of 2025, we expect net sales to be up 3% to 5% to the Q2 2024 level of $1.13 billion.

We expect operating margin to be in the range of 12% to 13%. We continue to expect slightly higher costs from freight as well as around $5 million of tariff impact, net of mitigation efforts.

We expect no leverage or deleverage on expense at the midpoint of our outlook. We expect the Q2 tax rate around 28%. We expect net income per diluted share in the range of $2.10 to $2.30, with diluted weighted average shares expected to be around $49 million, including the anticipated impact of around $50 million in share repurchases for the quarter.

To close things out, our agile operating model has supported transformative growth and continues to be a catalyst for growth for driving consistent gains across sales, earnings, and cash flow. One quarter into 2025, we're executing with discipline to deliver against our near-term goals while keeping our sights firmly set on the significant long-term opportunities ahead. And with that, operator, we are ready for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Dana Telsey, Telsey Advisory Group.

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Dana Telsey - *Telsey Advisory Group - Analyst*

Hi, good morning, everyone. Great to see the updated guidance and would love to get some more color, both on Hollister, Fran, and on Abercrombie. How do you see the outlook going forward on men's and women's for Abercrombie, cycling the compares and the newness that you're looking for?

And also, what other initiatives do you see at Hollister that continue to drive this growth? And then just on the real estate side, I noticed that the closures are being reduced this year in the guide to 20 from 40. What's changing? What's new there? And on the remodels to 40 from 60, any takeaways there and thoughts?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Thanks, Dana. Good morning. Yeah. So super excited about the record results that we just put up total company. Let's break down your question. We'll start with Abercrombie.

So Abercrombie, we talked about this during the last call. We came into the quarter with a bit of carryover from last year, up against, obviously, a spectacular Q1 of last year where we were essentially clean of carryover. That put the pressure on the AUR as we had expected it to do so. But our model gives the team an opportunity to really stay flexible and chase goods. That's what our playbook is built on.

A great example of that was as we got into the first quarter, we had a terrific response to our swim. We had a vacation shop set for second quarter. We were able to get back into that swim, really ramp it up, ramp up our assets and our marketing even stronger than we're planning to. And we've seen a nice reaction to that. So exciting to see progress, and we do expect to see an inflection in Abercrombie in the back half.

Hollister, again, what a quarter, up 22%. I'm incredibly proud of that team. Lots of exciting things going on in that brand. I guess, most recently to discuss would be the gradshop. So again, very culturally relevant to these teams, what's important to them.

The gradshop just launched. We've seen nice success to that. The first quarter was driven by fleece, by jeans, by skirts, lots of exciting categories. So our expectation is obviously to continue to see that -- continue to see Hollister grow throughout the year. With that, I will turn it over to Robert on your real estate questions.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. Dana, I'll hit this real estate one. So again, we're really thrilled here to be talking about being net store openers again here for another year. Adjustments here are pretty consistent. Excited to see 100 new store experiences, 60 new stores, 40 refreshes in the model.

We're always opportunistic here as we move throughout the year. From a store closure standpoint, we did close 40 stores last year, planning to close 20 stores this year. Teams have been working through landlord negotiations and packages, and we just see opportunities to keep these stores rolling.

So again, excited to be out there for the consumer and build this fleet, which as we talked about last year or last quarter is nicely contributory. So as long as we continue to see these productivities up on these stores, we're going to keep these things rolling.

Dana Telsey - *Telsey Advisory Group - Analyst*

Thank you.

Operator

Corey Tarlowe, Jefferies.

Corey Tarlowe - *Jefferies - Analyst*

Great, thanks for taking my question. I guess, Robert and Scott, on the outlook for the full year. You obviously took down profit mainly as a result of tariffs. But on the sales outlook, the high end of the guide was actually revised up. So I'm just curious how you think about that and what's your confidence in the higher end of that range as we look to the remainder of the year and what informs that?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. So I'll take this one, Cory. So for the full year, we are expecting growth across the regions in that 3% to 6% top line guide. We're rolling through that Q1 beat on the top end of our guide. And we're holding the bottom, which, again, when we think about the environment that we're working in here, we feel is reasonable and appropriate with just one quarter in the books for the year.

On the margin front, you're exactly right. We're rolling through that $50 million of tariff impact net of the mitigation efforts to date and that expected margin pressure from Q2 to walk us from that 14% to 15% from March to that 12.5% to 13.5% guide today.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Operating Officer*

Yeah, just to add on there at the end, Corey, I guess the confidence comes from being on offense. We have a strong balance sheet. Robert just mentioned 100 new experiences this year, less add-in marketing, let's add in digital and technology investments. That's what gives us the confidence.

Fran mentioned the brands are open. The brands are chasing. So we have the inventory, we have the investments and that's what gives us the confidence.

Corey Tarlowe - *Jefferies - Analyst*

That's great. And then just on Abercrombie, the expectation that we return to growth later in the year, that's presumably both sales and comp. Is there any expectation as to when or what the drivers might be for that as well as we think about the really strong compares that we're going to be cycling.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Yes. I think Scott just said it. The team is hard at work, Corey. That's what our model lets them do, which is really drive that open to buy and stay flexible and agile with their seats going forward, reacting to the things that are happening in the business.

We do expect to see an inflection in the back half. We're not going to give an exact date and time, but we do expect to see it in the back half. And the drivers are the categories that we're starting to see some nice reaction to that the team is getting back into.

Corey Tarlowe - *Jefferies - Analyst*

Great. Thank you very much and best of luck.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Thanks.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - *JPMorgan - Analyst*

So Fran, could you speak to the progression of traffic during the first quarter and into May at Abercrombie relative to Hollister just where Abercrombie stands also with end-of-season carryover inventory today?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Yeah. So we saw nice traffic actually throughout the quarter for Abercrombie. That's why I had discussed a little while ago, Matt, that the opportunity was really in the carryover and the compression of the AUR based on that product, which our expectation is that we are selling through that and seeing ourselves in a better position on all of that. and traffic was strong as well for Hollister on both digital as well as stores.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. Matt, I'll just add one thing on the A&F inventory side of the house. So we did work through a ton of that carryover inventory in Q1. We still got some sitting on the books here, but we're not concerned with where those levels are. So if you remember, last year, we had abnormally low levels of carryover inventory throughout the spring season.

and we're just up against that year-over-year. Just for some perspective, we are below our carryover levels from this time in 2023. So it really is just more of a normalized level of carryover, and we're up against the low levels from 2024.

Matthew Boss - *JPMorgan - Analyst*

And then maybe, Robert, just as a follow-up, is there a way to break apart second quarter gross margin, we're thinking about promotions relative to tariffs and freight how best to think about gross margin progression in the back half of the year?

And maybe just higher level, as we're thinking about operating margins multiyear, is there any giveback in the model? Or how best to think about operating margins on a multiyear basis?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. So on the gross margin guide in terms of what's baked into our Q2, we're we talked about in March, working through a lot of the freight and the carryover pressures. Again, that was what drove the gross margin declines in Q1. So we got through a ton of that.

We'll still see some pressure here in Q2 as we work through the balance of that freight. We've got about $10 million of excess freight sitting on the balance sheet that we'll work through here in Q2 before that normalizes for the back half. And that's been consistent with what we expected coming into the year.

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The carryover inventory, we'll still see some AUR pressure here on the A&F side as we work through the balance of that carryover and rightsize the inventory, and that's a bit of a factor for Q2 as well. And AUR, AUR was flat in Q1. Obviously, had some pressure on the A&F side that was offset by nice gains on the Hollister side.

And so the way that we're thinking about this year is the balance of this year, Q2 and beyond. We're going to come in with flight AURs, and we're going to work through and expect sequential improvement here as we move through the Q2 and moving forward.

On the operating margin side of the house, no change here. Our focus is squarely on driving long-term sales, operating profit dollars, EPS growth going forward. As Fran mentioned, we've got two incredible brands. We've got a proven operating model. We've got amazing teams. And we've got a pretty healthy financial framework.

So cash productivity is strong. We'll continue to invest back into this business to strengthen for the long term. We'll talk more long term here as we get deeper into the year, but we've guided to this 12.5% to 13.5% operating margin, which is a strong place to be and leaves us with potential to expand if we see that topline outperform our guide.

Matthew Boss - *JPMorgan - Analyst*

It's a great color. Best of luck.

Operator

Paul Lejuez, Citi.

Unidentified Participant

This is Kelly on for Paul. I guess, Fran, if we could just circle back on the A&F brand in 1Q, you mentioned that it disappointed versus your expectations. So could you just dig into where in the assortment from a category product perspective, where you saw disappointment in what you were doing to course correct that?

And then just secondly, on the quarter date -- the 2Q guide, 3% to 5%, is that sort of embedding in what you're seeing Q2 quarter date?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Sure. Kelly. So first for Abercrombie as I mentioned earlier today, so we broke down -- you have to really break down Q1. As we set our expectations in the last call for Abercrombie adult, we did have this carryover that we have not -- we did not anniversary from 2024. And as Robert just said, from 2023, it's basically more normalized. That put the pressure on the AUR and drove a significant part of the decline.

The other piece of it was up against honestly, a spectacular launch of the Wedding Shop which we just did not comp as well. So we had dresses that were strong, that sold, they did not sell to the level of actually the launch of the shop.

So the team, as I've said, is busy, hard at work. They're very open in the back half, chasing into product that we are seeing selling, and we're excited about seeing an inflection in the back half of the year.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. Kelly, I'll take the Q2 guide as we think about this. So we're excited to be in a position to grow top line in Q2 off of that 21%-plus Q2 that we delivered last year. May month-to-date trends all incorporated into that outlook of 3% to 5% for the quarter.

But as you know, volume will build from here, particularly for Hollister as we move into the back-to-school season here. So ultimately excited that we're targeting growth on growth here, and we feel good about the balance of the year from that perspective.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Kelly, I just want to add one last thing on the first question. So just as far as Abercrombie goes, again, the traffic was positive. Our customer file is growing. The brand is strong, and we're really excited about future growth. One quarter, but we're excited about the inflection in the back half and the opportunity globally for the brand.

Paul Lejuez - *Citi - Analyst*

Thank you.

Operator

Marni Shapiro, The Retail Tracker.

Marni Shapiro - *The Retail Tracker - Analyst*

Congrats. Store looks absolutely fabulous. Could you just talk a little bit -- just give a quick update on a few things. What was the actual store count ending for the quarter? What was the opening closing for the first quarter.

And then could you give us a little bit of an update just on YPB. Where that stands? How has it been doing? And also an update on your smaller footprint Abercrombie stores. I know you just opened the store in Williamsburg, but the smaller stores in cities and towns, if you could just talk a little bit about those.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. So on the real estate side, just real quick, Marni, we opened 17 new experiences, 7 new stores in Q1, 3 closures, so net 4. We'll see that accelerate here as we get into Q2. We're expecting about 19 new stores and about five closures here for the Q2 then that's what's embedded in our guide.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

For YPB, active was actually a strong category for us for the first quarter. We're excited about what we continue to see with the opportunity of YPB. And there's some exciting things coming up for fall on that for that brand as a sub-brand.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Operating Officer*

Yeah. On the smaller footprint, so I'll grab this one at the end. We're really happy with Williamsburg. We talked about that opening. It was an exciting opening for us when we've been waiting for, for a while.

There's more coming here in Q2. Just running these smaller stores. It's been a muscle that we've had to build over the last 1.5 years. And has been a focus for Abercrombie the brand. And we've learned a lot. We're tweaking these stores a little bit.

Each neighborhood has its own vibe whether it's how we build or the product that's in there. And so we're learning a lot and remains an amazing opportunity for Abercrombie go forward.

Marni Shapiro - *The Retail Tracker - Analyst*

Awesome thank you.

Operator

Alex Straton, Morgan Stanley

Alex Straton - *Morgan Stanley - Analyst*

Maybe for Fran, just on A&F. You mentioned the Wedding Shop was weaker, but were there any bright spots within A&F that are comping above the total banner level? And then for Robert, is the full year EPS reduction? I know it's mostly a function of tariffs on gross margin. But can you just walk us through the other dynamics in gross margin and SG&A that have perhaps changed since three months ago?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Yeah, just to reiterate, Alex. A&F, there are bright spots in A&F. That one particular category was not as strong, but we're excited about what we are seeing. We saw nice active. We saw strong bottoms. I've already mentioned swim.

And again, the flexibility of our models, letting the team read the business every single week, get back into what's working. They're very open for the back half, and there are some exciting things that they're reacting to.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. Alex, on the EPS reduction, it's really two big pieces here. So as you think about where we were from March to where we are today, obviously, some color around the tariffs. It's about a $70 million total impact on 2025.

We're kind of early days with our mitigation playbooks. And so we're working through some of those things. We think we can offset about $20 million of that. So that gets us to that $50 million that we've baked into our guide in that 100 basis points.

The balance of it really just comes from Q2, where, again, we're working through some of the carryover. We'll continue to see a little bit of gross margin pressure. So that brought down the Q2 operating margin a bit on a year-over-year basis. The tax rate is also up a bit, but the primary drivers are really tariffs and that Q2 operating margin guide.

Operator

Mauricio Serna, UBS.

Mauricio Serna - *UBS - Analyst*

Great, good morning and thanks for taking my questions. First, could you break down on the Q1 gross margin that puts and take between the carryover and freight cost pressures. And then on inventory, how are you thinking about inventory growth as the year progresses? Thank you.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah, Mauricio. So no major surprises here on gross margin for Q1 based on what we shared in March. When you think about freight, it was more than half of that 440 basis point decline here in Q1 and then the balance of it was really the carryover pressure on the higher cost of the fall goods.

AUR was roughly flat for the quarter. So A&F pressure with that sell-through the carryover inventory, offset by improvement in Hollister. So as we think about where that goes for the balance of the year, we'll work through the balance of freights as we've been committing to all year, that should kind of work us through Q2.

Carryover will be some pressure here as we work through the inventory mix for the business and again, get through most of that during Q2. But again, just a reminder, that carryover, it's not really an abnormal place to be. So it's not a major issue for us from a Q2 standpoint.

We generally don't guide inventory on a cost basis. As we've done historically, we're looking to make sure that our units are aligned with our sales growth on a go-forward basis. So that's what we'll do here. We ended the quarter with plus six units for the quarter. Happy with where that sits. And we'll continue to tightly manage those units as we move through the balance of the year.

Mauricio Serna - *UBS - Analyst*

Understood. And just a quick follow-up on inventory -- on Hollister. You talked about some success with the gradshop like good customer response. I guess like how are you thinking about the second half growth for this brand as you're going to face a much tougher compare. So how are you thinking about like initiatives to sustain that growth?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Hi, Mauricio, it's Fran. So let's just back up. Record performance, we saw balanced growth across regions, across genders. We are gaining share, which is incredibly exciting in the teen space. I would say the team is doing a great job of really evolving from being a teen outfitter to being very culturally relevant.

That was exhibited during all the work we did with Collegiate, again with the gradshop. We are there, meeting these customer at their most important life moments. And so there are some exciting things. I'm not going to share the go forward. But they have got some more exciting things coming up, ready for summer to start and lots of exciting things happening for fall.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah, and I'd just say, Mauricio, our job, is to grow the total, right? We have two strong profitable brands. We've got a fleet of highly productive profitable stores that complements a really profitable digital business. We've got three regions that are comping positive with line of sight to more growth ahead.

So, we love this diversified portfolio. We love this diversified channel and regions that helps us to deliver against that goal here in Q2. And you know we're excited about the balance of the year.

Mauricio Serna - *UBS - Analyst*

And if I may just one quick follow up. On gross margin, it was down for 140 basis points in Q1. Is the expectation of Q2 just, down, but maybe, not as much or how should we think about the Q2 growth margin, evolution and particularly the drivers there?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. No specific guide for Q2, but you would expect sequential improvement from that down 440 in Q1 as we move into Q2. Again, freight won't be as big of a headwind for us. The carry over inventory is not that -- not going to be as big of an impact for us in Q2. And again we're assuming flat AUR. So, sequential improvements the way that we're thinking about it, it's all baked into that operating margin guide.

Mauricio Serna - *UBS - Analyst*

Thank you so much and congratulations.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Thanks Mauricio.

Operator

(Operator Instructions) Rick Patel, Raymond James.

Rick Patel - *Raymond James - Analyst*

Thanks, good morning. I wanted to double click on your expectations for promotions going forward. So it sounds like you have some work to do for a carryover for the Abercrombie brand in the near term, but that the back half should be cleaner.

Does that back half improvement reflect fewer units that you have planned, or does it reflect just more confidence in the assortment? And then as a follow up, what are your assumptions for promotions for Hollister going forward given the strong momentum there? Do you see the opportunity to pull back?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. So when you think about promotions on the A&F side of the house, we'll see some AUR pressure here as we work through the carryover inventory. Again, not as big of an issue in Q2 as it was in Q1, so we should see sequential improvement there.

But we're always going to align our promotions with our inventory levels and customer demand. So we'll see how that goes. We're going to come in every day, and this goes for the Hollister -- your Hollister question as well.

We'll come in every day. We'll work to make sure that we're pulling back on a day here or a discount depth there. All of those things, given this financial model are really beneficial for us, and that's our job.

But sitting here today, we're going to assume that we hold the gains, again, multiyear double-digit positive AURs across the brands. We like where we are. We like the value proposition that we provide to that consumer. But again, we're going to come in every day and try to improve on that.

Rick Patel - *Raymond James - Analyst*

Can you also double click on your expectations for growth in Europe and Asia for the rest of the year? Some nice results in Q1 and you touched on positive global growth for the year. So just some additional color there would be great.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. No change to our thinking here. It was great to see all three regions post growth and positive comps in the first quarter. We're expecting this full year for these regions to all deliver growth, which is something that we commit to every year. And we still see that growth opportunity across the Americas, EMEA, and APAC. So nice balance, healthy growth here that we're seeing and a lot of opportunity ahead for us.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Operating Officer*

Yeah, Rick, just to add on there for the international piece. We've been very focused on the UK market and more recently, moved into Germany with our team has gotten their feet under them there in Europe, our team in London. They've done an amazing job. So it was kind of the same story here in the quarter.

We saw strong growth in the UK, I see Germany growing. And those are our biggest two countries in Europe, so great to see growth out of the two of them.

Operator

Janet Kloppenburg, JJK Research Associates, Inc.

Janet Kloppenburg Joseph - *JJK Research Associates Inc. - Analyst*

Hi, everybody. Great job on the quarter. I had a couple of questions. When you talk about the improvement for Abercrombie for the second half, does that reflect some boys that maybe you had in the spring or last year in the second half? And I just wondered about your confidence level there.

And then I wondered about the carryover product. My thoughts are that -- well, it's really true. My question really is could this just be markdown levels normalizing after you guys had four years of double-digit growth there, and sort of no lockdowns to really speak of. So just would love to hear more on that.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yeah. Janet, let me jump in on that second one first. So on the carryover product, you're absolutely right. I mean you think about what we were up against from 2024 Q1, we delivered 6% gross margins, and we had basically 0 carryover all the way through the spring season.

So that's -- so we're just lapping that today. And again, that's why we don't expect the carryover impact on margins on a go-forward basis to be as meaningful as we move into the back half.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Janet, on the first question, I guess what I would say is that there were some products perhaps that we just didn't see the same rate of sale as we saw last year against what was an incredible launch, right, of a shop. I would say that there weren't boys. I think that there's new trends that are emerging that the team is very excited about, and that's what our model allows us to do. I mean, a great example of that would be what's happening now in Boho and Western.

I mean those are things that the customers are starting to respond to. Our model allows us to get back into that pretty aggressively. There's some leg shapes that are changing on the bottom that we're excited about for the second quarter -- or actually for the second half. So there's things that the customer is starting to tell us that we're responding to.

Janet Kloppenburg Joseph - *JJK Research Associates Inc. - Analyst*

And you have time to get that done, Fran, with the lead times and everything?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

With our model, I mean, that is what we do. I mean the flexibility is (technical difficulty) right, that we've built in, there's absolutely -- I mean, we're very open for the back half.

Janet Kloppenburg Joseph - *JJK Research Associates Inc. - Analyst*

And are you feeling any competitive heat from some of the other brands out there that often happens after a brand having this many years of outperformance is this pressure as people sort of admire what you've done and trying to get a piece of it.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

It's certainly exciting that we have an incredibly successful playbook that we're going to continue to stay focused on. Lining up that product voice and experience is what this team does best and staying close to that customer.

It's a huge complement. Of course, that people are watching what we're doing. But it's our job to stay ahead of them and to stay faster. And I believe that the team has got some exciting things that they're working on to do just that.

Operator

I'm not showing any further questions at this time. I'd like to turn the call back over to Fran for closing remarks.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Thanks, everyone, and we just look forward to updating you after the second quarter.

Operator

Thank you for your participation. This does conclude the program, and you may now disconnect. Everyone, have a great day.

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